EXHIBIT 10.4
TRUEBLUE, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective April 1, 2018)
Second Amendment
WHEREAS, TrueBlue, Inc. (the “Company”) sponsors and maintains the TrueBlue, Inc. Nonqualified Deferred Compensation Plan, as amended and restated effective April 1, 2018 and as thereafter amended (the “Plan”); and
WHEREAS, pursuant to the Company’s delegation of authority, the Global Retirement Plans Governance Committee (the “Committee”) may amend the Plan for changes that will not significantly increase the cost of the Plan; and
WHEREAS, the Committee desires to amend the Plan prospectively to (1) limit the number of specified date accounts to six, (2) change payment timing for payment on severance from employment or specified date accounts, (3) remove age and service requirements with respect to receiving installment payments upon severance from employment; (4) increase the account balance threshold for automatic payouts to the Code Section 402(g) limit; (5) add a default form and time of payment for undesignated amounts; (6) remove disability as a payment event, (7) remove change of control as a payment event, (8) permit participants to make subsequent deferral elections, and (9) add general Code Section 409A compliance language.
NOW, THEREFORE, effective for deferral elections applicable to Compensation earned in 2021 and later calendar years, the Plan is hereby amended as follows:
1.The definition of Account in Section 1.2 of the Plan, Definitions, is hereby amended in its entirety, to read as follows:
“Account shall mean a Company internal bookkeeping account representing the total of all amounts credited for the benefit of a Participant under the Plan, including Eligible Compensation deferred by the Participant and any Employer contributions, plus deemed investment earnings, losses, and expenses. A Participant’s Account shall also include any Specified Date Accounts.”
2.    Subsection (b) of the definition of Compensation in Section 1.2 of the Plan, Definitions, is hereby amended in its entirety, to read as follows:
“(b)    Post-severance payments as described in Treasury Regulation Section 1.415(c)- 2(e)(3)(iv) (which includes severance payments) are excluded.”
3.    The definitions of Discretionary Employer Contribution Account, Elective Deferral Account, and Matching Contribution Account in Section 1.2 of the Plan, Definitions, are hereby deleted.
4.    Section 3.2.6 of the Plan, Specified Date Elections, is hereby amended in its entirety, to read as follows:
“3.2.6 Specified Date Elections. An Active Participant may elect, at the time of a Deferral Election and subject to the requirements set forth below, a specific calendar quarter during which she or he will receive, or begin receiving, the Eligible Compensation earned in the Plan Year that the election applies to, as adjusted for deemed investment returns. The designated calendar quarter may not occur earlier than the second calendar year following the calendar year in which the Eligible Compensation was earned. A Participant making an election under this Section must also elect whether the Eligible Compensation will be received in the form of a single lump sum or in annual installments over a term of up to five years.
The Participant may establish one or more Specified Date Accounts (up to the maximum number set forth in Section 5.1, when combined with any previously established Specified Date Accounts). Each Deferral Election may allocate the Participant’s deferrals, in whole percentages, among any of these Specified Date Accounts, consistent with the minimum deferral period set forth in this Section.
With respect to Deferral Elections applicable to amounts earned in 2021 and later calendar years, if, prior to the first day of the designated calendar quarter, a Participant dies or Separates from Service, the Participant’s Specified Date Account will be paid at the time and in the form specified for the applicable event in Section 5 below.

With respect to Deferral Elections applicable to amounts earned prior to the 2021 calendar year: (1) a separate Specified Date Account will be established for each Deferral Election in which a specified future payment commencement date and form of payment was designated; and (2) if, prior to the specified date, a Participant dies, become Disabled, Separates from Service prior to the Participant’s Seniority Date, or there is a Change of Control, the Participant’s Account will be paid at the time and in the form specified for such event in Section 5 below.”
5.    Section 3.2.7 of the Plan, Form of Payment, is hereby amended in its entirety, to read as follows:
“3.2.7 Form of Payment. An Active Participant shall, at the time of the Deferral Election, designate the form in which payment will be made following a Separation from Service (or in the case of a Specified Date Account, a Separation from Service occurring prior to the commencement date for that Specified Date Account) on or after his or her Seniority Date in a single lump sum or in installments over a term not to exceed ten years. Notwithstanding the foregoing, with respect to Deferral Elections applicable to amounts earned in 2021 and later calendar years, a Participant’s designated form of payment following a Separation from Service will apply, regardless whether the Participant has reached his or her Seniority Date. For all other payment events, the Participant’s Account shall be paid in a single lump sum pursuant to Section 5.”
6.    Section 3.2.8 of the Plan, Hardship Suspension, is hereby deleted in its entirety.
7.    Section 3.3.3 of the Plan, Form and Time of Payment of Employer Contributions, is hereby amended in its entirety, to read as follows:
“The form and time of payment for employer contributions applicable to a given Plan Year shall be the same as those applicable to the Participant’s deferrals for that Plan Year. For example, if a Participant elected to allocate 25% of his or her deferrals to a Specified Date Account commencing in the third calendar quarter of 2025 and 75% to a Specified Date Account commencing in the first quarter of 2030, then the Employer contribution for that year (plus deemed investment earnings and minus deemed losses and expenses on that amount) also will be allocated to each Specified Date Account in the same proportion.”
8.    Section 5.1 of the Plan, Specified Date Accounts, is hereby amended in its entirety, to read as follows:
“5.1 Specified Date Accounts. For Deferral Elections applicable to amounts earned prior to the 2021 calendar year, the Participant’s Specified Date Account shall be distributed or begin to be distributed on the specified date in the form elected by the Participant.
With respect to Deferral Elections applicable to amounts earned in 2021 and later calendar years, each Specified Date Account shall be distributed or shall begin to be distributed not later than the last day of the calendar quarter elected for that Specified Date Account; provided, however, that for purposes of determining whether an earlier payment event applies under Sections 5.3, and for purposes of Section 5.4, the payment commencement date is deemed to be the first day of the applicable calendar quarter. Notwithstanding the foregoing sentence, if a Participant dies during the calendar quarter elected for payment, the timing of the Participant’s payment shall be governed in accordance with Section 5.3.4. A Participant may not have more than six Specified Date Accounts at any one time.”
9.    Section 5.2 of the Plan, Payment Events, is hereby amended in its entirety, to read as follows:
“5.2 Payment Events. A Participant’s Account shall mature and be payable on the earliest to occur of the following events:
(a)the Participant’s death;
(b)the Participant’s Separation from Service;
(c)the specified date, if any, elected by the Participant;
(d)for Deferral Elections applicable to amounts earned prior to the 2021 calendar year, the Participant’s Disability; or
(e)for Deferral Elections applicable to amounts earned prior to the 2021 calendar year, a Change of Control (if elected by the Participant in his or her Deferral Election).”
10.    Section 5.3 of the Plan, Time and Form of Payment, is hereby amended in its entirety, to read as follows:

“5.3 Time and Form of Payment. Distribution of the Participant’s Account shall be made at a time and in a manner consistent with Code Section 409A and the Treasury Regulations thereunder and applicable IRS guidance, and in accordance with the following:
5.3.1 Upon Separation from Service before Seniority Date for Deferral Elections Applicable to Amounts Earned before 2021. With respect to Deferral Elections applicable to amounts earned prior to the 2021 calendar year, and except as provided in Section 5.2 for a Specified Employee, if a Participant’s Separation from Service occurs before the Participant attains his or her Seniority Date, the Participant’s Account shall be paid in a single lump sum within 30 days of his Separation from Service.
5.3.2 Upon Separation from Service after Seniority Date for Deferral Elections Applicable to Amounts Earned before 2021. With respect to Deferral Elections applicable to amounts earned prior to the 2021 calendar year, if a Participant’s Separation from Service occurs after the Participant has attained his or her Seniority Date, the Participant’s Account shall be paid in one of the following ways:
1.    If the Participant’s Account exceeds $5,000, the Participant’s Account shall be paid in a single lump sum or commence in installments within 30 days of Separation from Service; or
2.    If the Participant’s Account is $5,000 or less, his or her vested Account Balance shall be distributed in a single lump sum within 30 days after the Separation from Service.
5.3.3 Upon Separation from Service for Deferrals Elections Applicable to Amounts Earned in 2021 and Later. With respect to Deferral Elections applicable to amounts earned in 2021 and later calendar years, the Participant’s Account shall be paid in one of the following ways following his or her Separation from Service:
1.    If the Participant’s Account exceeds the Code Section 402(g) limit for the year of the payment ($19,500 for 2020), the Participant’s Account shall be paid in a single lump sum or commence in installments, according to the Deferral Election establishing the Account, within 90 days of the date on which the Separation from Service occurs; or
2.    If the Participant’s Account is less than or equal to the Code Section 402(g) limit, his or her vested Account Balance shall be distributed in a single lump sum within 90 days of the date on which the Separation from Service occurs.
5.3.4 Upon the Participant’s Disability. In the event of a Participant’s Disability, for Deferral Elections applicable to amounts earned prior to the 2021 calendar year, his or her Account shall be paid in a single lump sum by the later of (1) the end of the calendar year in which the Disability occurs, or (2) within 90 days of the date the Disability occurs.
5.3.5 Upon the Participant’s Death. The Account of a Participant following his or her death shall be paid to his or her designated Beneficiary at any time during the period beginning on the date of death and ending on December 31 of the first calendar year following the calendar year in which the death occurs.
5.3.6 Upon Change in Control. In the event of a Change in Control and if properly elected by the Participant for Deferral Elections applicable to amounts earned prior to the 2021 calendar year, a Participant’s Account shall be paid in a single lump sum within 60 days of the Change in Control, in accordance with the Participant’s election.
5.3.7 Default Time and Form of Payment. In the event the Participant fails to designate a time and form of payment at the time of his or her Deferral Election, or if the designation fails to comply with the terms of the Plan, all deferrals will be will be paid in the form of a single lump sum on the earlier of the Participant’s death or Separation from Service.”
11.    A new Section 5.4 of the Plan, Subsequent Deferral Elections, is added to the Plan, to read as follows and renumbering the remaining sections of Section 5 accordingly:
“5.4 Subsequent Deferral Elections. The Participant may make a subsequent deferral election regarding the form or timing of payment of his or her Account, provided the election meets the following requirements:

(a)    The election does not take effect until at least 12 months after the date on which the election is made;
(b)    The first or sole payment pursuant to the subsequent deferral election is made not less than five years from the date the payment would otherwise have been made, except that this requirement does not apply to payments due to death or unforeseeable emergency; and
(c)    The election is made a minimum of 12 months prior to the date on which the first scheduled payment is to be made.
For purposes of this Section 5.4, a series of installments payments is treated as a single payment to be made when the first installment would have otherwise been paid.
In the event the Participant submits an election under this Section 5.4 that does not meet all of the requirements set forth above, the election will be void. Accordingly, payment will be made pursuant to the terms of the Participant’s immediately preceding valid Deferral Election, if applicable. If the Participant has not previously made a valid Deferral Election, payment will be made in accordance with Section 5.3.6.
An election under this Section 5.4 is irrevocable when submitted to the Plan Administrator.”
12.    A new Section 10.9 of the Plan, Compliance with Code Section 409A, is hereby added to the Plan, to read as follows and renumbering the remaining section accordingly:

“10.9 Section 409A Compliance. The Plan and any payments provided hereunder are intended to comply with, or be exempt from. Code Section 409A. The Plan shall in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under the Plan may be made only upon an event and in a manner that complies with Code Section 409A. The Company makes no representations or warranties that the payments provided under the Plan comply with, or are exempt from, Code Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non- compliance with Code Section 409A.
Notwithstanding any other provision of the Plan, if at the time of the Participant’s termination of employment, he is a "specified employee", determined in accordance with Section 409A, any payments and benefits provided under the Plan that constitute "nonqualified deferred compensation" subject to Section 409A that are provided to the Participant on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Participant’s termination date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during that six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Participant dies during the six-month period, any delayed payments shall be paid to the Participant’s Beneficiary in a lump sum upon the Participant’s death.”

IN WITNESS WHEREOF, the Committee has caused this Second Amendment to be adopted and executed on this 21st day of August, 2020.

TRUEBLUE, INC.

By:
On behalf of the Global Retirement Plans Governance Committee